UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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KULICKE AND SOFFA INDUSTRIES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kulicke & Soffa Industries Inc	2101 Blair Mill Road, Willow Grove, PA 19090

Phone (215) 784-6000 • FAX (215) 784-6167

January 26, 2005

Dear Shareholder,

You recently received Kulicke & Soffa’s Proxy Statement and Notice of Annual Meeting of Shareholders to be held February 8, 2005. This letter is seeking your approval of the proposed 2005 Equity Incentive Plan. As described in the Proxy Statement, the Plan will provide the ability to grant stock-based compensation for our employees.

THE PROPOSED PLAN IS IMPORTANT . . . WE URGE YOU TO VOTE FOR IT!

The Plan is important to Kulicke & Soffa. We evaluate executive and employee compensation levels by considering total targeted compensation – base salary, incentive cash bonus and equity compensation. Historically, we have used stock option grants in lieu of cash as part of officers’ and other employees’ total compensation. Without the ability to issue stock options or other forms of equity compensation, we might have to increase the cash component of compensation to continue to provide competitive compensation.

WE URGE YOU TO VOTE FOR THE 2005 PLAN

There are four compelling reasons for shareholders to vote FOR the Plan:

1.	The K&S burn rate of options is low for the Semiconductor industry

2.	The cost of the Plan is lower than established criteria

3.	The compensation of K&S’ CEO is well below the median CEO compensation of our peers

4.	Glass-Lewis and ISS have concluded the Plan passed all financial standards, although ISS concludes that CEO compensation is too high

The following information provides important details relative to each of these points.

1. Burn Rate: The Plan passes the “burn rate” criteria established by Institutional Shareholder Services (ISS) by a wide margin. Chart 1 provides a five-year view of the Company’s option burn rate relative to the ISS semiconductor peer group’s average burn rate. The ISS allowable burn rate is also provided for reference. Kulicke & Soffa’s use of options is clearly lower than the average semiconductor company.

2. Cost of the Plan: The total cost of the Plan (as calculated by the proprietary ISS model) is 16.06 percent, which is well below the ISS allowable cap for K&S of 19.82 percent. In fact, we could have added nearly 1,800,000 more shares to the Plan and remained within the ISS cost guidelines.

3. CEO Compensation: Chart 2 provides a five-year history of CEO cash compensation for K&S and its peers, while Chart 3 provides the same information regarding equity compensation. From the charts, the following can be stated:

•	For the three years that peer group data is available, Mr. Kulicke was compensated below the median cash compensation levels.

•	For options, Mr. Kulicke was significantly compensated below the peer group median.

4. The Plan meets ISS financial guidelines: We were disappointed to learn that our work to adhere to the ISS guidelines, as well as our long-term conservative approach to compensation, still resulted in an ISS recommendation to vote against our Plan. ISS is basing its recommendation on its analysis of CEO compensation, which concludes that the K&S CEO received an equity increase in FY2004 over FY2003. This conclusion is drawn from the method that ISS uses to value stock option awards. ISS applies a Black-Scholes valuation model on the date of option grant. Therefore, this method places higher value on the CEO’s 2004 grant of 76,000 options at a $12.05 strike price, than his 2003 grant of 81,000 options at a $2.95 strike price. We do not agree with the ISS conclusion. From the perspective of the Board, Mr. Kulicke, and the shareholders, the 2004 grant is not an increase in compensation. While Mr. Kulicke did receive an increase in cash compensation in 2004, the amount of this increase was due to bonus payments tied directly to the business performance of the Company in 2004.

WE URGE YOU NOT TO FOLLOW THE ISS RECOMMENDATION ON OUR PLAN

The 2005 Equity Incentive Plan passes the Glass-Lewis criteria. They are recommending a vote FOR the Plan, while ISS is recommending that shareholders vote AGAINST the Plan, even though ISS concluded that the Plan passed both ISS’ “cost” and “burn rate” tests by wide margins.

THE PLAN IS IN THE BEST INTEREST OF SHAREHOLDERS

We believe that Kulicke & Soffa and its shareholders benefit from the Company’s ability to provide long-term incentives to all our employees, including the CEO. Stock ownership is important for several reasons:

•	Granting stock options and restricted share awards as a portion of compensation transfers downside risk from the shareholders to the employees. If the stock price decreases, the value of the original grant decreases below the amount that would have been, otherwise, paid in cash. This aligns employee and shareholder financial interests.

•	The vesting period for stock awards is an essential retention tool in the semiconductor industry, where peers and competitors often aggressively seek to solicit and hire key employees with identical skill sets.

We understand that shareholders are focused on the proper design and functioning of equity compensation plans. We have made every effort to responsibly address the issues most commonly raised by shareholders and proxy voting services, such as Glass-Lewis and ISS. We believe that K&S has achieved that goal in this Plan.

PLEASE VOTE FOR THE PROPOSALS RECOMMENDED BY THE KULICKE & SOFFA BOARD. If you have already voted against this plan, we urge you to change your vote in light of this important information.

Thank you for your consideration.

/s/ Maurice Carson
Maurice Carson
Chief Financial Officer
Kulicke & Soffa Industries, Inc.

APPENDIX NOTES:

•	Chart 1 Peer Group is defined by ISS, which contains data on Semiconductor Equipment Suppliers and Semiconductor Manufacturers.

•	Chart 2 and Chart 3 uses a Peer group, as defined by K&S with Aon, a human relations consultant.

Aon worked with K&S’ compensation committee to define an appropriate peer group of companies. The list was developed using the following criteria:

•	Industry sector

•	Revenue size

•	Employee size

•	Similar volatility, as measured by annual revenues for the last five years

•	Companies that participate in the Radford Executive Survey

The following chart outlines competitive data on 24 companies selected by Aon and K&S for peer group comparisons.

Acterna Corp. was identified as a peer company. In 2003, Acterna became a privately-held company. As the company no longer files a proxy statement, we did not include them in the analysis.

Kulicke & Soffa Industries Inc	2101 Blair Mill Road, Willow Grove, PA 19090

Phone (215) 784-6000 • FAX (215) 784-6167

January 26, 2005

Dear Shareholder,

You recently received Kulicke & Soffa’s Proxy Statement and Notice of Annual Meeting of Shareholders to be held

February 8, 2005. This letter is seeking your approval of the proposed 2005 Equity Incentive Plan. As described in the Proxy Statement, the Plan will provide the ability to grant stock-based compensation for our employees.

THE PROPOSED PLAN IS IMPORTANT . . . WE URGE YOU TO VOTE FOR IT!

The Plan is important to Kulicke & Soffa. We evaluate executive and employee compensation levels by considering total targeted compensation – base salary, incentive cash bonus and equity compensation. Historically, we have used stock option grants in lieu of cash as part of officers’ and other employees’ total compensation. Without the ability to issue stock options or other forms of equity compensation, we might have to increase the cash component of compensation to continue to provide competitive compensation.

WE URGE YOU TO VOTE FOR THE 2005 PLAN

There are four compelling reasons for shareholders to vote FOR the Plan:

1.	The K&S burn rate of options is low for the Semiconductor industry

2.	The cost of the Plan is lower than established criteria

3.	The compensation of K&S’ CEO is well below the median CEO compensation of our peers

4.	Glass-Lewis and ISS have concluded the Plan passed all financial standards, although ISS concludes that CEO compensation is too high

The following information provides important details relative to each of these points.

1. Burn Rate: The Plan passes the “burn rate” criteria established by Institutional Shareholder Services (ISS) by a wide margin. Chart 1 provides a five-year view of the Company’s option burn rate relative to the ISS semiconductor peer group’s average burn rate. The ISS allowable burn rate is also provided for reference. Kulicke & Soffa’s use of options is clearly lower than the average semiconductor company.

2. Cost of the Plan: The total cost of the Plan (as calculated by the proprietary ISS model) is 16.06 percent, which is well below the ISS allowable cap for K&S of 19.82 percent. In fact, we could have added nearly 1,800,000 more shares to the Plan and remained within the ISS cost guidelines.

3. CEO Compensation: Chart 2 provides a five-year history of CEO cash compensation for K&S and its peers, while Chart 3 provides the same information regarding equity compensation. From the charts, the following can be stated:

•	For the three years that peer group data is available, Mr. Kulicke was compensated below the median cash compensation levels.

•	For options, Mr. Kulicke was significantly compensated below the peer group median.

4. The Plan meets Glass-Lewis and ISS financial guidelines: The 2005 Equity Incentive Plan passes the Glass-Lewis criteria. They are recommending a vote FOR the Plan, while ISS is recommending that shareholders vote AGAINST the Plan, even though ISS concluded that the Plan passed both ISS’ “cost” and “burn rate” tests by wide margins.

THE PLAN IS IN THE BEST INTEREST OF SHAREHOLDERS

We believe that Kulicke & Soffa and its shareholders benefit from the Company’s ability to provide long-term incentives to all our employees, including the CEO. Stock ownership is important for several reasons:

•	Granting stock options and restricted share awards as a portion of compensation transfers downside risk from the shareholders to the employees. If the stock price decreases, the value of the original grant decreases below the amount that would have been, otherwise, paid in cash. This aligns employee and shareholder financial interests.

•	The vesting period for stock awards is an essential retention tool in the semiconductor industry, where peers and competitors often aggressively seek to solicit and hire key employees with identical skill sets.

We understand that shareholders are focused on the proper design and functioning of equity compensation plans. We have made every effort to responsibly address the issues most commonly raised by shareholders and proxy voting services, such as Glass-Lewis and ISS. We believe that K&S has achieved that goal in this Plan.

PLEASE VOTE FOR THE PROPOSALS RECOMMENDED BY THE KULICKE & SOFFA BOARD. If you have already voted against this plan, we urge you to change your vote in light of this important information.

Thank you for your consideration.

/s/ Maurice Carson
Maurice Carson
Chief Financial Officer
Kulicke & Soffa Industries, Inc.

APPENDIX NOTES:

•	Chart 1 Peer Group is defined by ISS, which contains data on Semiconductor Equipment Suppliers and Semiconductor Manufacturers.

•	Chart 2 and Chart 3 uses a Peer group, as defined by K&S with Aon, a human relations consultant.

Aon worked with K&S’ compensation committee to define an appropriate peer group of companies. The list was developed using the following criteria:

•	Industry sector

•	Revenue size

•	Employee size

•	Similar volatility, as measured by annual revenues for the last five years

•	Companies that participate in the Radford Executive Survey

The following chart outlines competitive data on 24 companies selected by Aon and K&S for peer group comparisons.

Acterna Corp. was identified as a peer company. In 2003, Acterna became a privately-held company. As the company no longer files a proxy statement, we did not include them in the analysis.